Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

TEGNA Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$5,666,399,457	(1)	.0000927	$525,276	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$525,276
Total Fees Due for Filing				$0
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$525,276

(1)
Aggregate number of securities to which transaction applies:

As of the close of business on March 22, 2022, the maximum number of shares of TEGNA common stock to which this transaction applies is estimated to be 231,754,579, which consists of (a) 222,704,943 outstanding shares of TEGNA common stock entitled to receive the Per Share Merger Consideration, which is a maximum of $24.45; (b) 24,623 shares of TEGNA common stock underlying Company Restricted Stock Awards which may be entitled to receive the Per Share Merger Consideration, which is a maximum of $24.45; (c) 2,988,111 shares of TEGNA common stock underlying Company RSU Awards which may be entitled to receive the Per Share Merger Consideration, which is a maximum of $24.45; (d) 2,959,004 shares of TEGNA common stock underlying Company PSU Awards which may be entitled to receive the Per Share Merger Consideration, which is a maximum of $24.45 (assuming the 1,021,693 target shares relating to the 2021 and 2022 Company PSU Awards are paid out at 200% of target and the 639,845 target shares relating to the 2020 Company PSU Awards are paid out at 143.1% of target); (e)156,003 shares of TEGNA common stock underlying Company Phantom Share Unit Awards which may be entitled to receive the Per Share Merger Consideration, which is a maximum of $24.45; and (f) 2,921,895 additional shares of TEGNA common stock that may be issued pursuant to the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan and the TEGNA 401(k) Savings Plan.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 222,704,943 outstanding shares of TEGNA common stock and the maximum Per Share Merger Consideration of $24.45 per share; (b) the product of 24,623 shares of TEGNA common stock underlying Company Restricted Stock Awards and the maximum Per Share Merger Consideration of $24.45 per share; (c) the product of 2,988,111 shares of TEGNA common stock underlying Company RSU Awards and the maximum Per Share Merger Consideration of $24.45 per share; (d) the product of 2,959,004 shares of TEGNA common stock underlying Company PSU Awards and the maximum Per Share Merger Consideration of $24.45 per share (assuming the 1,021,693 target shares relating to the 2021 and 2022 Company PSU Awards are paid out at 200% of target and the 639,845 target shares relating to the 2020 Company PSU Awards are paid out at 143.1% of target); (e) the product of 156,003 shares of TEGNA common stock underlying Company Phantom Share Unit Awards and by the maximum Per Share Merger Consideration of $24.45 per share; and (f) the product of 2,921,895 additional shares of TEGNA common stock that may be issued under the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan and the TEGNA 401(k) Savings Plan and the maximum Per Share Merger Consideration of $24.45 per share.  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.